Exhibit 99.1

R&G Financial Announces Authorization to Make May and June Dividend Payments and Postponement of Annual Meeting of Stockholders.

San Juan, Puerto Rico, May 1, 2006 — R&G Financial Corporation (NYSE: RGF), a Puerto Rico chartered bank holding company, announced today that it has requested and received regulatory permission to pay its dividend obligations for May and June on its four outstanding Series of preferred stock and five of its trust preferred securities issues which have payments due in those months. Regulatory approvals are necessary as a result of the Company’s previously-announced agreement with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and Commissioner of Financial Institutions of the Commonwealth of Puerto Rico.

As previously announced, the Company is in the process of preparing restated consolidated financial statements for the years ended December 31, 2002 through 2004. The Company expects to file those consolidated financial statements in the summer of 2006 and thereafter, will work diligently to file its 2005 and 2006 public reports. Because the Company will not have audited financial statements for the year ended December 31, 2005 for its regularly scheduled annual meeting of shareholders, it is postponing the holding of such meeting until the Form 10K for the year ended December 31, 2005 is filed with the Securities and Exchange Commission. The Company will notify stockholders of the calling of its annual meeting as soon as a date is established.

RGF, currently in its 34th year of operation, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly owned subsidiaries R-G Premier, R-G Crown, its Florida-based federal savings bank, R&G Mortgage Corporation, Puerto Rico’s second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, R-G Investments Corporation, the Company’s Puerto Rico broker-dealer, and R-G Insurance Corporation, its Puerto Rico insurance agency. At December 31, 2005, the Company operated 34 bank branches in Puerto Rico, 33 bank branches in the Orlando, Tampa/St. Petersburg and Jacksonville, Florida and Augusta, Georgia markets, and 63 mortgage offices in Puerto Rico, including 32 facilities located within R-G Premier’s banking branches.